CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard World Funds of our reports dated October 21, 2024 and November 20, 2024, relating to the financial statements and financial highlights, which appears in Vanguard Mega Cap Growth Index Fund’s Annual Report on Form N-CSR for the year ended August 31, 2024 and its Report on Form N-CSR for the period ended September 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 21, 2024